Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 22, 2020

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2020

Andover, MA, October 22, 2020 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter ended September 30, 2020. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the third quarter ended September 30, 2020 totaled $78.1 million, a 10.4% increase from $70.8 million for the corresponding period a year ago, and also a 10.4% sequential increase from $70.8 million for the second quarter of 2020.

Gross margin increased to $33.3 million for the third quarter of 2020, compared to $33.0 million for the corresponding period a year ago, and increased sequentially from $30.3 million for the second quarter of 2020. Gross margin, as a percentage of revenue, decreased to 42.7% for the third quarter of 2020, compared to 46.6% for the corresponding period a year ago, and decreased from 42.8% for the second quarter of 2020.

Net income for the third quarter was $5.8 million, or $0.13 per diluted share, compared to net income of $5.9 million or $0.14 per diluted share, for the corresponding period a year ago and net income of $2.7 million, or $0.06 per diluted share, for the second quarter of 2020.

Cash and cash equivalents sequentially increased by $6.9 million to approximately $203.6 million at the end of the third quarter of 2020, from $196.7 million at the end of the second quarter of 2020. Incremental capital expenditures for the third quarter of 2020 totaled $8.1 million, as compared with $3.3 million for the corresponding period a year ago and $5.7 million for the second quarter of 2020.

Third quarter bookings increased 49.5% to $90.5 million, from $60.5 million for the corresponding period a year ago, and increased sequentially from $87.5 million for the second quarter of 2020. Total backlog at the end of the third quarter of 2020 was $140.0 million, representing an increase of 9.8% from $127.5 million at the end of the second quarter of 2020 and 34.4 % from $104.2 million at the end of 2019.

Commenting on the third quarter, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Despite supply-chain and product mix challenges, higher shipments of Advanced Products led to an increase in third quarter revenue. Bookings for Advanced Products grew across a multiplicity of applications and end markets. Our outlook for the fourth quarter is for a sequential increase in revenue and earnings per share. Capacity expansion is on schedule and vertical integration in our new manufacturing facility of all of the process steps required by Advanced Products should soon lead to shorter cycle times, greater efficiencies, and improved gross and net margins.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, October 22, 2020 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call who have not pre-registered should call 877-299-4502 at approximately 4:30 p.m. and use the Passcode 12469708. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 6, 2020. The replay dial-in number is 888-286-8010 and the Passcode is 78499292. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2019, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	(Unaudited)		(Unaudited)
	SEPT 30,	SEPT 30,	SEPT 30,	SEPT 30,
	2020	2019	2020	2019
Net revenues	$78,112	$70,772	$212,274	$199,852
Cost of revenues	44,765	37,770	121,278	106,647

Gross margin	33,347	33,002	90,996	93,205

Operating expenses:
Selling, general and administrative	15,212	15,443	47,036	45,846
Research and development	12,032	11,507	38,197	34,433

Total operating expenses	27,244	26,950	85,233	80,279

Income from operations	6,103	6,052	5,763	12,926
Other income (expense), net	334	146	715	673

Income before income taxes	6,437	6,198	6,478	13,599
Less: Provision (benefit) for income taxes	651	266	(249)	805

Consolidated net income	5,786	5,932	6,727	12,794
Less: Net income (loss) attributable to noncontrolling interest	1	(5)	10	8

Net income attributable to Vicor Corporation	$5,785	$5,937	$6,717	$12,786

Net income per share attributable to Vicor Corporation:
Basic	$0.13	$0.15	$0.16	$0.32
Diluted	$0.13	$0.14	$0.15	$0.31

Shares outstanding:
Basic	43,164	40,332	41,814	40,279
Diluted	44,743	42,194	43,567	41,435

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30,	DEC 31,
	2020	2019
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$203,605	$84,668
Accounts receivable, net	41,136	38,115
Inventories, net	58,169	49,187
Other current assets	6,872	7,096

Total current assets	309,782	179,066

Long-term deferred tax assets	189	205
Long-term investment, net	2,591	2,510
Property, plant and equipment, net	65,780	56,952
Other assets	1,777	1,994

Total assets	$380,119	$240,727

Liabilities and Equity

Current liabilities:
Accounts payable	$11,911	$9,005
Accrued compensation and benefits	13,248	10,410
Accrued expenses	2,417	2,690
Sales allowances	736	741
Short-term lease liabilities	1,563	1,520
Income taxes payable	62	57
Short-term deferred revenue and customer prepayments	8,061	5,507

Total current liabilities	37,998	29,930
Long-term deferred revenue	813	1,054
Contingent consideration obligations	265	451
Long-term income taxes payable	575	567
Long-term lease liabilities	2,880	2,855

Total liabilities	42,531	34,857
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	326,577	201,774
Retained earnings	149,815	143,098
Accumulated other comprehensive loss	(203)	(383)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	337,262	205,562
Noncontrolling interest	326	308

Total equity	337,588	205,870

Total liabilities and equity	$380,119	$240,727